EXHIBIT 99.2

TURBODYNE EXECUTES EXCLUSIVE LICENSING AND JOINT DEVELOPMENT CONTRACTS WITH ALLIEDSIGNAL

WOODLAND HILLS, Calif.--(BUSINESS WIRE)--March 5, 1999--Turbodyne
Technologies Inc. (NASDAQ:TRBD - NEWS; Easdaq:TRBD) Friday announced that joint development and licensing agreements have been signed with AlliedSignal Inc. of Morristown, N.J.

Under the terms of the agreements, AlliedSignal and Turbodyne will engage in a concerted effort for development and manufacturing engineering for mass production capability of Dynacharger(tm) turbochargers and other electrically assisted charge air systems.

Development costs will be shared by the parties. Under the terms of the agreements, AlliedSignal has the exclusive license for manufacturing and marketing of any products to be developed on a worldwide basis. Any products to be developed under the agreements are anticipated to be sold primarily to automobile, heavy duty vehicle and engine manufacturers.
There is no up front license payment payable to Turbodyne.

Turbodyne has the exclusive license for the manufacturing of all light metal castings, electric motors, generators and electronic controls of any products to be developed under the agreements for sale to AlliedSignal. Under the exclusive license agreement, Turbodyne is the exclusive supplier to AlliedSignal of these products.

Under the terms of the agreements, Turbodyne has exclusively licensed applicable patents, intellectual property and trade secrets to AlliedSignal for manufacture and sale of the Dynacharger(tm) products. AlliedSignal has sublicensed Turbodyne under the patents, intellectual property and trade secrets required for manufacture of the electrical components for the products.

Additionally, all new patents and intellectual property developed by the parties under the joint development program will be subject to the license agreement for exclusive use by AlliedSignal and Turbodyne or mutually agreed upon third party sublicensees.

In addition to the exclusive right to supply the light metals, electric motors and electronic control modules to AlliedSignal for any Dynacharger(tm) products developed under the agreements, Turbodyne will receive a royalty on sales by AlliedSignal of those products. Turbodyne does not guarantee that any sales will be made. Turbodyne also retains the exclusive right to manufacture and sell its Turbopac(tm) or Turboflow product lines as currently in production.

Turbodyne's sublicense further includes the right to manufacture and sell electrical motor assistance systems for Cummins BHT turbochargers in the aftermarket pending development of


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AlliedSignal's capability, capacity and interest in the sale and production of those products. If AlliedSignal develops the capability, capacity and interest in the sale and production of those products, the sublicense terminates.

Among other provisions, the agreements provide for termination by AlliedSignal if the development program proves to be commercially or technically unfeasible. Turbodyne also has the right to terminate in the event certain production commitment milestones are not met.

AlliedSignal and Turbodyne began discussions on joint development in 1995 and have jointly cooperated in supplying AlliedSignal turbochargers, which have been specially modified with Turbodyne's electric motor and electronic control technology, to potential customers for test and evaluation.

Turbodyne is a supplier of machined aluminum castings for AlliedSignal's Turbocharging Systems business unit.

Turbodyne Systems, the Engine and Pollution Technology Division of Turbodyne, designs, develops, manufactures and markets patented pollution-reduction fuel economy and performance enhancing products for internal combustion engines in the automotive, transportation, construction, marine, agriculture, mining, military and power generation industries.

Turbodyne's Light Metals Division is a manufacturer of machined aluminum castings and a leading supplier to the automotive industry.

Offices and/or plants are located in Carpinteria, La Mirada, Encinitas and Woodland Hills, Calif.; New York; Ensenada and Mexico City, Mexico; Vancouver, Canada; Paris; and Frankfurt, Germany.

Turbodyne's World Wide Web address is: www.turbodyne.com.

CONTACT:
     Turbodyne Technologies
     Mark White, 800/350-2031 (investor relations)
     Peter Kitzinski, 49-69-975-44-501 (Europe)
     Peter Weichselbraun, 800/566-1130


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